Exhibit 99.2

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of January 19, 2021 (this “Agreement”), by and among Element Partners, LLC, a Delaware limited liability company (“Buyer”), and the stockholders of Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”), identified as the signatories hereto (collectively, the “Principal Stockholders,” and each a “Principal Stockholder”).

WHEREAS, in connection with and concurrently with the execution of this Agreement, Buyer, Club Services, Inc., a Nevada corporation, (“Company”), Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Parent are entering into a Stock Purchase Agreement, dated as of January 19, 2021 (as may be amended from time to time, the “Purchase Agreement”), which provides for, among other things, the sale by Seller to Buyer of 100% of the issued and outstanding equity interests of the Company in accordance with the terms of the Purchase Agreement;

WHEREAS, Buyer would not enter into the Stock Purchase Agreement unless each Principal Stockholder were to enter into this Agreement;

WHEREAS, each Principal Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite such Principal Stockholder’s name on Schedule I hereto;

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of the Parent and Seller, respectively, and their respective stockholders, the Purchase Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote thereon is required to approve the adoption of the Purchase Agreement; and

WHEREAS, as a stockholder of Parent, each Principal Stockholder will benefit from the Purchase Agreement.

NOW, THEREFORE, in consideration of Buyer’s entry into the Purchase Agreement, each Principal Stockholder agrees with each other and Buyer as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Parent Common Stock which such Principal Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive order to close.

(c) “Family Group” means, with respect to a Principal Stockholder that is a natural Person, such Person’s spouse, descendants (whether natural or adopted), or siblings.

(d) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(e) “Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

(f) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(g) “Permitted Transferee” means, with respect to a Principal Stockholder, (i) any member of such Principal Stockholder’s Family Group; (ii) the estate or any of the heirs or legatees of such Principal Stockholder upon such Person’s death; and (iii) any trust established and maintained for the benefit of (A) any Principal Stockholder that is a natural Person or (B) any member of such Stockholder’s Family Group.

(h) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

2. Representations and Warranties of Principal Stockholders. Each Principal Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number of shares of Parent Common Stock set forth opposite his, her or its name on Schedule I attached hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement, as described on Schedule I attached hereto, or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares set forth on Schedule I, he, she or it does not Beneficially Own any other Parent Common Stock or hold any securities convertible into or exchangeable for Parent Common Stock and has no other voting rights with respect to any such securities;

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(c) Except as set forth on Schedule I hereto, he, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by such Principal Stockholder and constitutes the valid and legally binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Principal Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if such Principal Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which such Principal Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy of such Principal Stockholder contained herein do not, and performance of this Agreement by such Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

(g) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy of such Principal Stockholder contained herein does not create or give rise to any right in such Principal Stockholder or, to such Principal Stockholder’s knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of Parent (including, without limitation, voting rights and rights to purchase or sell any shares of Parent Common Stock or other securities of Parent) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement;

(h) He, she or it understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon his, her or its execution and delivery of the Parent Stockholder Approval and this Agreement, and he, she or it has read the Purchase Agreement carefully and fully understands the terms and provisions thereof; and

(i) The representations and warranties by each Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

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3. Covenant to Vote.

(a) Each Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 12 hereof:

(i) provided that (x) Buyer has delivered written notice to such Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Buyer is not voting the Owned Shares subject to the Proxy, such Principal Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares), and such Principal Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Buyer has delivered written notice to such Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock because Buyer is not voting the Owned Shares subject to the Proxy, such Principal Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the approval of the adoption of the Purchase Agreement and the transactions contemplated thereby, including the Transaction, and otherwise in such manner as may be necessary or appropriate to consummate the transaction contemplated by the Purchase Agreement (including the Parent Stockholder Approval), and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate to effect the foregoing;

(2) in favor of the adoption of the Purchase Agreement, in favor of the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Purchase Agreement (including the Parent Stockholder Approval); and

(3) against any action, agreement or arrangement (a) related to or in furtherance of any Competing Proposal, (b) that would or could be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of Seller, Parent or (prior to Closing) the Company pursuant to the Purchase Agreement, (c) that would or could be reasonably be expected to result in any condition to Seller’s, Parent’s or (prior to Closing) the Company’s obligations under the Purchase Agreement not being completed in full and timely including, without limitation, any action that could breach or reasonably be expected to breach any representation, warranty or covenant in the Purchase Agreement, or (d) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Stock Purchase Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (d), a “Prohibited Act”).

(ii) Such Principal Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock.

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(b) Each Principal Stockholder hereby revokes any and all previous proxies with respect to such Principal Stockholder’s Owned Shares.

(c) Each Principal Stockholder who has a spouse on the date of this Agreement shall cause such Principal Stockholder’s spouse to execute and deliver to Buyer a spousal consent in the form of Exhibit A hereto (a “Spousal Consent”) contemporaneously with such Principal Stockholder’s execution of this Agreeement, pursuant to which the spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Principal Stockholder should marry or engage in a Marital Relationship following the date of this Agreement, such Principal Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within three (3) Business Days thereof.

4. Irrevocable Proxy. Each Principal Stockholder hereby irrevocably appoints Buyer and any designee of Buyer, each of them individually, each such Principal Stockholder’s proxy and attorney-in-fact for and on behalf of such Principal Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and resubstitution, to attend and to vote and act on each such Principal Stockholder’s behalf and in each such Principal Stockholder’s name, place and stead with respect to such Principal Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each such Principal Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Principal Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 12 hereof. Each Principal Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Buyer entering into the Purchase Agreement and that such irrevocable proxy is given to secure the obligations of such Principal Stockholder under Section 3(a) hereof. Each Principal Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of such Principal Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), each Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Principal Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5. Limitations on Transfer. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder agrees that he, she or it will not, without the prior written consent of Buyer, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares except as specifically permitted on Schedule I, or any securities convertible into or exchangeable for common stock of Parent, and (b) take any action that would prohibit, prevent or preclude such Principal Stockholder from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Principal Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Buyer if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Principal Stockholder shall remain liable under this Agreement in all respects. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder further covenants and agrees not to request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Buyer and Parent may notify Parent’s transfer agent of the terms hereof. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder agrees, if requested by Buyer, that such Principal Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

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6. Consent to this Agreement. Each Principal Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of Parent, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights such Principal Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Principal Stockholder further consents and authorizes Buyer and Parent to publish and disclose in the Proxy Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

7. Specific Performance. Each Principal Stockholder agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Principal Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Buyer shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Buyer.

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10. No Waiver. The failure of Buyer to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Buyer of its right to exercise any such or other right, power or remedy or to demand such compliance.

11. Stockholder Capacity. Each Principal Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

12. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Closing Date, (b) the date of termination of the Stock Purchase Agreement in accordance with its terms, and (c) the material reduction of the amount of the Unadjusted Purchase Price or the amount of the Tournament Payment. Nothing in this Section 12 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof. From and after the date of termination of this Agreement, this Agreement will be of no further force or effect, and the rights and obligations of each of the Principal Stockholders hereunder shall terminate.

13. No Agreement as Director or Officer. Each Principal Stockholder makes no agreement or understanding in this Agreement in such Principal Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if such Principal Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Principal Stockholder in such Principal Stockholder’s capacity as such a director or officer, including in exercising rights under the Stock Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Principal Stockholder from exercising such Principal Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer.

18. Entire Agreement. This Agreement (together with the Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

19. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

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IN WITNESS WHEREOF, Buyer and each Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

BUYER

Element Partners, LLC,
a Delaware limited liability company

By:	/s/ Daniel Maor
Name:	Daniel Maor
Title:	Manager

Address for Notice:

Element Partners, LLC
950 Tower Lane, Suite 1125
Foster City, CA 94404
Attention:	Daniel Maor

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, California 90067 Attention: Steven E. Hurdle, Jr. Email: shurdle@loeb.com

[Execution Page to Stockholder Voting Agreement]

IN WITNESS WHEREOF, Buyer and each Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PRINCIPAL STOCKHOLDERS

/s/ Roy Choi
Roy Choi

Address for Notice:

1933 S. Broadway Suite 746
Los Angeles, CA 90007
Email: rchoi@knighted.com

Knighted Pastures LLC

By:	/s/ Roy Choi
Name:	Roy Choi
Title:	Manager

Address for Notice:

1933 S. Broadway Suite 746 Los Angeles, CA 90007 Attention: Roy Choi Email: rchoi@knighted.com

[Execution Page to Stockholder Voting Agreement]

EXHIBIT A

FORM OF SPOUSAL CONSENT

[SEE ATTACHED]

Exhibit A-1

SPOUSAL CONSENT

I, the undersigned, being the spouse of Roy Choi, a stockholder of Allied Esports Entertainment, Inc., a Delaware corporation, hereby acknowledge that I have read and hereby approve that certain Stockholder Voting Agreement dated as of January 19, 2021 in favor of Element Partners, LLC, a Delaware limited liability company (the “Voting Agreement”). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, Roy Choi, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: January ____, 2021

Signature:
Name (Printed):

Schedule I

Principal Stockholder	Owned Shares
Roy Choi (owned in street name)	101,000
Knighted Pastures LLC (2,804,622 shares owned as record holder, and remainder owned in street name)	4,781,048
TOTAL	4,882,048

Schedule I